Exhibit 99.1

Date: November 2, 2016

Spectra Energy Reports Third Quarter 2016 Results

HOUSTON – Spectra Energy Corp (NYSE: SE) today reported net income of $281 million, including net income from controlling interests of $195 million, for the third quarter ended September 30, 2016, with diluted earnings per share of $0.28. The third quarter results included non-recurring special items, which had income tax effects of $41 million and decreased diluted earnings per share by $0.03.

Highlights:

•	Solid ongoing quarterly earnings of $0.31 per share

•	Successfully advancing $8 billion in expansion projects in execution

•	Third quarter 2016 dividend of $0.405 per share, compared with $0.37 per share in third quarter 2015

•	Continue to expect full-year dividend coverage of 1.2 times

For the quarter, ongoing earnings before interest, taxes, depreciation and amortization (EBITDA) were $692 million, compared with $634 million in the prior-year quarter.

Ongoing distributable cash flow for the quarter was $280 million, compared with $223 million in the same quarter last year.

For the quarter, ongoing net income from controlling interests was $220 million, or $0.31 diluted earnings per share, compared with $156 million, or $0.23 diluted earnings per share, in third quarter 2015. Net income from controlling interests was $195 million, or $0.28 diluted earnings per share, compared with $174 million, or $0.26 diluted earnings per share, in third quarter 2015.

CEO COMMENT

“Spectra Energy delivered yet another solid quarter, with ongoing results very much in line with our full-year expectations. The strength of our base businesses and growth from our robust expansion program continue to provide outstanding value to investors,” said Greg Ebel, chief executive officer, Spectra Energy.

“We have a track record of delivering projects on time and on budget, and we have built on that reputation with projects we placed into service in the third quarter and those scheduled to be in service in the fourth quarter. This is a testament to our execution model, our team, and the strategic value of being able to build upon our existing asset footprint. These expansion projects and the reliable, affordable energy they will supply across North America will serve customers and investors for decades to come. We are equally pleased with the fact that DCP Midstream has already achieved its 35-cent NGL break-even target.

“As we progress toward completing our proposed merger with Enbridge, we remain highly confident in the strategic value of the combination and the ability of the ‘new’ Enbridge to deliver on the benefits that we outlined for investors when we announced the transaction in September.”

EFFECTS OF SPECIAL ITEMS

Third Quarter 2016
($MM)	Segment	EBITDA	Income Tax Effect	Net Income (1)		DCF
Ongoing		$692	$(51)	$220		$280
Adjustments related to Special Items
Costs related to Texas Eastern pipeline incident
Inspection and repair costs	SEP	$(38)	$10	$(18	) (2)	$(38)
Maintenance capital expenditures	SEP	—	—	—		(5)
Effects of flooding in British Columbia	W. Canada	(13)	3	(10)		(13)
Employee and overhead reduction costs	W. Canada	(3)	—	(3)		(3)
Tax benefit on Empress transaction	W. Canada	—	27	27		—
Employee and overhead reduction costs	Field Services	(2)	1	(1)		—
Gain on sale of an asset	Field Services	2	(1)	1		—
Asset impairment	Field Services	(3)	1	(2)		—
Transaction costs	Other	(19)	—	(19)		(19)

Total Special Items		$(76)	$41	$(25)		$(78)

Reported		$616	$(10)	$195		$202

(1)	Represents net income from controlling interests
(2)	Net of non-controlling interests impact of $10 million

Third Quarter 2015
($MM)	Segment	EBITDA	Income Tax Effect	Net Income (1)	DCF
Ongoing		$634	$(62)	$156	$223
Adjustments related to Special Items
Employee and overhead reduction costs	Field Services	(1)	1	—	—
Gain on sale of an asset	Field Services	30	(11)	19	—
Goodwill impairment	Field Services	(3)	2	(1)	—

Total Special Items		$26	$(8)	$18	$—

Reported		$660	$(70)	$174	$223

(1)	Represents net income from controlling interests

SEGMENT RESULTS

Spectra Energy Partners

Ongoing EBITDA from Spectra Energy Partners was $502 million in third quarter 2016, compared with $488 million in third quarter 2015. Third quarter 2016 results exclude a special item of $38 million in expense. These results reflect increased earnings from expansion projects, partially offset by the absence of equity earnings from Sand Hills and Southern Hills natural gas liquids (NGL)

pipelines, which Spectra Energy Partners owned until October 2015. Earnings from these NGL pipeline interests have been reflected in the Field Services segment.

Distribution

Distribution EBITDA was $77 million in third quarter 2016, compared with $70 million in third quarter 2015. This increase was mainly due to incremental earnings from the 2015 Dawn-Parkway expansion project and higher storage margins.

Western Canada Transmission & Processing

Ongoing EBITDA from Western Canada Transmission & Processing was $109 million in third quarter 2016, compared with $117 million in third quarter 2015. The 2016 period excludes special items of $16 million, which unfavorably affected EBITDA. The segment’s results largely reflect lower gathering and processing revenues.

Field Services

Ongoing EBITDA from Field Services was $15 million in third quarter 2016, compared with $(29) million in third quarter 2015. The 2016 and 2015 periods exclude special items of $3 million in net expenses and $26 million in net gains, respectively. The segment’s results are primarily attributable to favorable contract realignment efforts, continued cost-saving initiatives and asset growth, partially offset by volume declines in certain geographic regions. As a reminder, Spectra Energy’s EBITDA from Field Services represents the company’s 50 percent share of DCP Midstream’s net income plus gains from DPM unit issuances.

During the third quarters of 2016 and 2015, respectively, NGL prices averaged $0.45 per gallon versus $0.42 per gallon, NYMEX natural gas averaged $2.81 per million British thermal units (MMBtu) versus $2.77 per MMBtu, and crude oil averaged approximately $45 per barrel versus $46 per barrel.

Other

Ongoing net expenses from “Other” were $11 million and $12 million in third quarters 2016 and 2015, respectively. The 2016 period excludes a special item of $19 million in expense. “Other” primarily consists of corporate expenses, including benefits and captive insurance.

Interest Expense

Interest expense was $133 million in third quarter 2016, compared with $155 million in third quarter 2015, primarily due to a reversal of an interest accrual related to the release of tax reserves.

Income Tax Expense

Income tax expense was $10 million in third quarter 2016, compared with $70 million in third quarter 2015, with effective tax rates of 3 percent and 22 percent, respectively. The release of tax reserves contributed to the lower tax expense and lower rate in the quarter. The 2016 period also included a $27 million tax benefit reported as a special item related to the sale of Empress.

Foreign Currency

Net income from controlling interests for the quarter was higher by $4 million.

Liquidity and Capital Expenditures

Total debt outstanding at Spectra Energy as of September 30, 2016, was $15.2 billion, with available liquidity of $5.2 billion. Available liquidity includes a $2 billion credit facility executed at Spectra Energy Capital in September 2016.

Including contributions from noncontrolling interests, Spectra Energy has $3.0 billion of capital expansion spending planned in 2016, $1.8 billion of which will be at Spectra Energy Partners. Including contributions from noncontrolling interests of $437 million, total capital spending for the nine months ended September 30, 2016, was $2.15 billion, comprised of $1.73 billion of growth capital expenditures and $417 million of maintenance capital expenditures.

EXPANSION PROJECT UPDATES

By the end of 2016, the company will have:

•	$12 billion – in service and delivering solid cash flows

•	$8 billion – in execution

•	$20+ billion – in development

U.S. Projects

Spectra Energy Partners placed the Loudon Expansion into service on time in September, while the Express Enhancement and phase one of Gulf Markets came online in October – both earlier than expected. Additionally, the Salem Lateral went into service in October. The AIM project is intended to be fully in service in the fourth quarter.

Construction on Sabal Trail began in the third quarter, with the project scheduled to be placed into service in the first half of 2017.

In the third quarter, Spectra Energy Partners received the FERC Environmental Assessment for Access South, Adair Southwest, and Lebanon Extension, keeping these projects on target for in-service in the second half of 2017.

Atlantic Bridge is expected to receive its FERC certificate in the fourth quarter, keeping the project on schedule for a second half of 2017 in-service date.

FERC certificates are expected for the NEXUS and TEAL projects in the first quarter of 2017, with in-service scheduled for the fourth quarter of 2017.

The Bayway Lateral project is on schedule for its first half of 2018 in-service, and PennEast continues to make progress toward being placed into service in the second half of 2018.

The Valley Crossing Pipeline project continues to advance, and is in the process of submitting the necessary regulatory applications. It has begun right of way acquisitions, and continues to progress toward its second half of 2018 in-service date.

Development work also continues in New England with the Access Northeast project, which is designed to both physically and contractually serve the needs of New England power generators by providing significant additional natural gas transmission capacity into the region, and will improve reliability and save consumers an average of $1 billion a year in energy costs during a normal winter.

The Independent System Operator in New England, which is responsible for operating the electric grid, recently stated that New England’s power generation situation is “precarious” during the winter months, and that by 2019 – without immediate action to solidify the region’s energy infrastructure – it may be unsustainable during extreme cold conditions.

Spectra Energy – along with co-developers Eversource and National Grid – are extremely disappointed by some of the recent actions by certain New England states. Despite this, Access Northeast remains the solution for the region, and Spectra Energy remains committed to delivering the reliable and affordable energy to help consumers and to help each state meet its energy and environmental goals.

Distribution

At Union Gas, both the Burlington-Oakville and 2016 Dawn-Parkway projects were placed in service this week.

The 2017 Dawn-Parkway expansion continues to make progress toward its second half of 2017 in-service date, as does the Panhandle Reinforcement project.

Western Canada

High Pine received its National Energy Board (NEB) approval in August. With this approval, the construction timeline has shifted, moving the in-service date of this project from the first half of 2017 to the second half of 2017.

In the third quarter, construction began on Jackfish Lake, which will be placed into service in the first half of 2017, and on the RAM project, which will be phased into service through 2018.

The Wyndwood project submitted its application to the NEB in October, and is on track for its first half of 2018 in-service.

ADDITIONAL INFORMATION

Additional information about third quarter 2016 earnings can be obtained via the Spectra Energy website: www.spectraenergy.com.

The analyst call, held jointly with Spectra Energy Partners, is scheduled for today, Wednesday, November 2, 2016, at 8 a.m. CT. The webcast will be available via the Spectra Energy and Spectra Energy Partners Investors pages. The conference call can be accessed by dialing (888) 252-3715 in the U.S. or Canada, or (706) 634-8942 internationally. The conference ID is 70917863 or “Spectra Energy / Spectra Energy Partners Earnings Call.”

A replay of the call will be available until 5 p.m. CT on Friday, December 2, 2016, by dialing (800) 585-8367 in the U.S. or Canada, or (404) 537-3406 internationally, and using the above conference ID. A replay and transcript also will be available via the Spectra Energy and Spectra Energy Partners Investors pages.

Non-GAAP Financial Measures

We use ongoing net income from controlling interests and ongoing diluted EPS as measures to evaluate operations of the company. These measures are non-GAAP financial measures as they represent net income from controlling interests and diluted EPS, excluding special items. Special items represent certain charges and credits which we believe will not be recurring on a regular basis. We believe that the presentation of ongoing net income from controlling interests and ongoing diluted EPS provides useful information to investors, as it allows investors to more accurately compare our ongoing performance across periods. The most directly comparable GAAP measures for ongoing net income from controlling interests and ongoing diluted EPS are net income from controlling interests and diluted EPS.

We use earnings from continuing operations before interest, income taxes, and depreciation and amortization (EBITDA) and ongoing EBITDA, non-GAAP financial measures, as performance measures for Spectra Energy Corp. Ongoing EBITDA represents EBITDA, excluding special items. We believe that the presentation of EBITDA and ongoing EBITDA provides useful information to investors, as it allows investors to more accurately compare Spectra Energy Corp’s performance across periods. The most directly comparable GAAP measure for EBITDA and ongoing EBITDA for Spectra Energy Corp is net income.

The primary performance measures used by us to evaluate segment performance are segment EBITDA and Other EBITDA. We consider segment EBITDA and Other EBITDA, which are the GAAP measures used to report segment results, to be good indicators of each segment’s operating performance from its continuing operations as they represent the results of our segments’ operations before depreciation and amortization without regard to financing methods or capital structures. Our segment EBITDA and Other EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA in the same manner.

We also use ongoing segment EBITDA and ongoing Other EBITDA (net expenses) as measures of performance. Ongoing segment EBITDA and ongoing

Other EBITDA are non-GAAP financial measures, as they represent segment EBITDA and Other EBITDA, excluding special items. We believe that the presentation of ongoing segment EBITDA and ongoing Other EBITDA provides useful information to investors, as it allows investors to more accurately compare a segment’s or Other’s ongoing performance across periods. The most directly comparable GAAP measures for ongoing segment EBITDA and ongoing Other EBITDA are segment EBITDA and Other EBITDA.

We also present Distributable Cash Flow (DCF), which is a non-GAAP financial measure. We believe that the presentation of DCF provides useful information to investors, as it represents the cash generation capabilities of the company to support dividend growth. We also use ongoing DCF, which is a non-GAAP financial measure, as it represents DCF, excluding the cash effect of special items. The most directly comparable GAAP measure for DCF and ongoing DCF is net income. We also use DCF coverage, which is a non-GAAP financial measure, as it represents DCF divided by dividends declared on common stock. The most directly comparable GAAP measure for DCF coverage is EPS.

The non-GAAP financial measures presented in this press release should not be considered in isolation or as an alternative to financial measures presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate these measures in the same manner.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; the development of alternative energy resources; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; declines in the market prices of equity and debt securities and resulting funding requirements for defined benefit pension plans; growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other related infrastructure projects and the effects of competition; the performance of natural gas and oil transmission and storage, distribution, and gathering and processing facilities; the extent of success in connecting natural gas and oil supplies to gathering, processing and transmission systems and in connecting to expanding gas and oil markets; the effects of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in our 2015 Form 10-K, filed on February 25, 2016, and in our other filings made with the Securities and Exchange Commission (SEC), which are available via the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s leading pipeline and midstream companies. Based in Houston, Texas, the company’s operations in the United States and Canada include approximately 21,000 miles of natural gas and crude oil pipelines; approximately 300 billion cubic feet of natural gas storage; 4.8 million barrels of crude oil storage; as well as natural gas gathering, processing, and local distribution operations. Spectra Energy is the general partner of Spectra Energy Partners (NYSE: SEP), one of the largest pipeline master limited partnerships in the United States and owner of the natural gas and crude oil assets in Spectra Energy’s U.S. portfolio. Spectra Energy also has a 50 percent ownership in DCP Midstream, the largest producer of natural gas liquids and the largest natural gas processor in the United States. Spectra Energy has served North American customers and communities for more than a century. For more information, visit www.spectraenergy.com.

Media:	Creighton Welch
(713) 627-5806
(713) 627-4747 (24-hour media line)

Analysts and Investors:	Roni Cappadonna
(713) 627-4778

###

Spectra Energy Corp

Quarterly Highlights

September 2016

(Unaudited)

(In millions, except per-share amounts and where noted)

Reported - These results include the impact of special items

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
COMMON STOCK DATA
Earnings Per Share, Diluted	$0.28	$0.26	$0.83	$0.68
Dividends Per Share	$0.405	$0.37	$1.215	$1.11
Weighted-Average Shares Outstanding, Diluted	703	672	693	672

INCOME
Operating Revenues	$1,075	$1,103	$3,618	$3,918
Total Reportable Segment EBITDA	646	672	2,073	1,910
Net Income - Controlling Interests	195	174	578	459

EBITDA BY BUSINESS SEGMENT
Spectra Energy Partners	$464	$488	$1,408	$1,421
Distribution	77	70	351	360
Western Canada Transmission & Processing	93	117	313	382
Field Services	12	(3)	1	(253)

Total Reportable Segment EBITDA	646	672	2,073	1,910
Other EBITDA	(30)	(12)	(85)	(39)

Total Reportable Segment and Other EBITDA	$616	$660	$1,988	$1,871

DISTRIBUTABLE CASH FLOW
Distributable Cash Flow	$202	$223	$971	$1,080

CAPITAL AND INVESTMENT EXPENDITURES
Spectra Energy Partners (a)			$1,727	$1,252
Distribution			577	374
Western Canada Transmission & Processing			246	241
Other			38	41

Total Capital and Investment Expenditures (a)			$2,588	$1,908

Expansion and Investment (a)			$2,171	$1,433
Maintenance and Other			417	475

Total Capital and Investment Expenditures (a)			$2,588	$1,908

			September 30, 2016	December 31, 2015
CAPITALIZATION
Common Equity - Controlling Interests			27.5%	26.6%
Noncontrolling Interests and Preferred Stock			16.6%	13.6%
Total Debt			55.9%	59.8%

Total Debt			$15,198	$14,656
Book Value Per Share (b)			$10.65	$9.73
Actual Shares Outstanding (c)			701	671

(a)	Excludes contributions received from noncontrolling interests of $335 million in 2016 and $132 million in 2015. 2016 period also excludes sale of Sabal Trail interest of $102 million.
(b)	Represents controlling interests.
(c)	Increase in 2016 resulted from a newly initiated “At the Market” equity issuance program in March 2016 and equity issuance to the public in April 2016.

Spectra Energy Corp

Quarterly Highlights

September 2016

(Unaudited)

(In millions, except where noted)

Reported - These results include the impact of special items

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
SPECTRA ENERGY PARTNERS
Operating Revenues	$628	$612	$1,870	$1,821
Operating Expenses
Operating, Maintenance and Other	251	207	672	606
Other Income and Expenses	87	83	210	206

EBITDA	$464	$488	$1,408	$1,421

Express Pipeline Revenue Receipts, MBbl/d (a)	235	234	234	239
Platte PADD II Deliveries, MBbl/d	131	167	131	169

DISTRIBUTION
Operating Revenues	$209	$209	$958	$1,161
Operating Expenses
Natural Gas Purchased	46	53	352	539
Operating, Maintenance and Other	86	86	257	262
Other Income and Expenses	—	—	2	—

EBITDA	$77	$70	$351	$360

Number of Customers, Thousands			1,450	1,429
Heating Degree Days, Fahrenheit	196	245	4,543	5,370
Pipeline Throughput, TBtu (b)	162	134	547	594
Canadian Dollar Exchange Rate, Average	1.30	1.31	1.32	1.26

WESTERN CANADA TRANSMISSION & PROCESSING
Operating Revenues	$236	$288	$799	$962
Operating Expenses
Natural Gas and Petroleum Products Purchased	5	32	68	124
Operating, Maintenance and Other	141	141	426	462
Other Income and Expenses	3	2	8	6

EBITDA	$93	$117	$313	$382

Pipeline Throughput, TBtu	214	213	680	689
Volumes Processed, TBtu	145	157	484	493
Canadian Dollar Exchange Rate, Average	1.30	1.31	1.32	1.26

FIELD SERVICES
Earnings (loss) from Equity Investment in DCP Midstream, LLC	$12	$(3)	$1	$(253)

Natural Gas Gathered and Processed/Transported, TBtu/day (c)	6.4	7.3	6.7	7.1
Natural Gas Liquids Production, MBbl/d (c)	403	421	400	410
Average Natural Gas Price Per MMBtu (d)	$2.81	$2.77	$2.29	$2.80
Average Natural Gas Liquids Price Per Gallon (e)	$0.45	$0.42	$0.43	$0.46
Average Crude Oil Price Per Barrel (f)	$44.94	$46.43	$41.34	$51.00

(a)	Thousand barrels per day.
(b)	Trillion British thermal units.
(c)	Reflects 100% of DCP Midstream volumes.
(d)	Million British thermal units. Average price based on NYMEX Henry Hub.
(e)	Does not reflect results of commodity hedges.
(f)	Average price based on NYMEX calendar month.

Spectra Energy Corp

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions)

Reported - These results include the impact of special items

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Operating Revenues	$1,075	$1,103	$3,618	$3,918
Operating Expenses	754	714	2,432	2,582

Operating Income	321	389	1,186	1,336

Other Income and Expenses	103	79	223	(44)
Interest Expense	133	155	437	480

Earnings Before Income Taxes	291	313	972	812
Income Tax Expense	10	70	160	164

Net Income	281	243	812	648
Net Income - Noncontrolling Interests	86	69	234	189

Net Income - Controlling Interests	$195	$174	$578	$459

Spectra Energy Corp

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

	September 30,	December 31,
	2016	2015

ASSETS

Current Assets	$1,750	$1,648
Investments and Other Assets	7,346	7,056
Net Property, Plant and Equipment	25,337	22,918
Regulatory Assets and Deferred Debits	1,504	1,301

Total Assets	$35,937	$32,923

LIABILITIES AND EQUITY

Current Liabilities	$3,687	$3,392
Long-term Debt	13,094	12,892
Deferred Credits and Other Liabilities	7,175	6,768
Preferred Stock of Subsidiaries	562	339
Equity	11,419	9,532

Total Liabilities and Equity	$35,937	$32,923

Spectra Energy Corp

Distributable Cash Flow

(Unaudited)

(In millions)

Reported - These results include the impact of special items

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net Income	$281	$243	$812	$648
Add:
Interest expense	133	155	437	480
Income tax expense	10	70	160	164
Depreciation and amortization	193	188	582	574
Foreign currency loss	—	4	—	7
Less:
Third party interest income	1	—	3	2

EBITDA	616	660	1,988	1,871

Add:
Earnings from equity investments	(54)	(51)	(110)	(80)
Non-cash impairments at DCP	3	3	10	197
Distributions from equity investments	36	59	133	183
Empress non-cash items	(2)	(3)	42	24
Non-cash impairment at Ozark Gas Gathering	—	—	—	9
Other	30	7	51	30
Less:
Interest expense	133	155	437	480
Equity AFUDC	52	33	116	73
Net cash paid (refund) for income taxes	7	8	(3)	(20)
Distributions to non-controlling interests	62	47	176	140
Maintenance capital expenditures	173	209	417	481

Total Distributable Cash Flow	$202	$223	$971	$1,080

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

September 2016 Quarter-to-Date

(Unaudited)

(In millions, except per-share amounts)

	Reported Earnings	Less: Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION

Spectra Energy Partners	$464	$(38	) A	$502

Distribution	77	—		77

Western Canada Transmission & Processing	93	(16	) B	109

Field Services	12	(3	) C	15

Total Reportable Segment EBITDA	646	(57)		703

Other	(30)	(19	) D	(11)

Total Reportable Segment and Other EBITDA	$616	$(76)		$692

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$616	$(76)		$692
Depreciation and Amortization	(193)	—		(193)
Interest Expense	(133)	—		(133)
Interest Income and Other	1	—		1
Income Tax Benefit (Expense)	(10)	41		(51)

Total Net Income	281	(35)		316

Total Net Income - Noncontrolling Interests	(86)	10		(96)

Total Net Income - Controlling Interests	$195	$(25)		$220

EARNINGS PER SHARE, BASIC	$0.28	$(0.03)		$0.31

EARNINGS PER SHARE, DILUTED	$0.28	$(0.03)		$0.31

A - Inspection and repair costs related to Texas Eastern pipeline incident in Pennsylvania.

B - Employee and overhead reduction costs, and the effects of flooding in British Columbia.

C - Non-cash asset impairment and write-offs, employee and overhead reduction costs, partially offset by gain on sale of an asset.

D - Transaction costs.

Weighted Average Shares - in millions

Basic	701
Diluted	703

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

September 2015 Quarter-to-Date

(Unaudited)

(In millions, except per-share amounts)

	Reported Earnings	Less: Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION

Spectra Energy Partners	$488	$—		$488

Distribution	70	—		70

Western Canada Transmission & Processing	117	—		117

Field Services	(3)	26	A	(29)

Total Reportable Segment EBITDA	672	26		646

Other	(12)	—		(12)

Total Reportable Segment and Other EBITDA	$660	$26		$634

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$660	$26		$634
Depreciation and Amortization	(188)	—		(188)
Interest Expense	(155)	—		(155)
Interest Income and Other	(4)	—		(4)
Income Tax Expense	(70)	(8)		(62)

Total Net Income	243	18		225

Total Net Income - Noncontrolling Interests	(69)	—		(69)

Total Net Income - Controlling Interests	$174	$18		$156

EARNINGS PER SHARE, BASIC	$0.26	$0.03		$0.23

EARNINGS PER SHARE, DILUTED	$0.26	$0.03		$0.23

A - Employee and overhead reduction costs, gain on sale of an asset and non-cash goodwill impairment.

Weighted Average Shares - in millions

Basic	671
Diluted	672

Spectra Energy Corp

Reported to Ongoing Distributable Cash Flow Reconciliation

Unaudited

(In millions)

	Three Months Ended September 30, 2016			Three Months Ended September 30, 2015
	Reported	Less: Special Items	Ongoing	Reported	Less: Special Items	Ongoing
Net Income	$281	$(35)	$316	$243	$18	$225
Add:
Interest expense	133	—	133	155	—	155
Income tax expense (benefit)	10	(41)	51	70	8	62
Depreciation and amortization	193	—	193	188	—	188
Foreign currency loss	—	—	—	4	—	4
Less:
Third party interest income	1	—	1	—	—	—

EBITDA	616	(76)	692	660	26	634

Add:
Earnings from equity investments	(54)	—	(54)	(51)	(29)	(22)
Non-cash impairment at DCP	3	3	—	3	3	—
Distributions from equity investments	36	—	36	59	—	59
Empress non-cash items	(2)	—	(2)	(3)	—	(3)
Other	30	—	30	7	—	7
Less:
Interest expense	133	—	133	155	—	155
Equity AFUDC	52	—	52	33	—	33
Net cash paid for income taxes	7	—	7	8	—	8
Distributions to non-controlling interests	62	—	62	47	—	47
Maintenance capital expenditures	173	5	168	209	—	209

Total Distributable Cash Flow	$202	$(78)	$280	$223	$—	$223

Spectra Energy Corp

Distributable Cash Flow

(In millions)

2016e

Total Reported Net Income	$1,150
Add:
Interest expense	625
Income tax expense	315
Depreciation and amortization	765

EBITDA	2,855

Add:
Net cash from equity investments	85
Other	85
Less:
Interest expense	625
Equity AFUDC	145
Cash paid for income taxes	15
Distributions to non-controlling interests	255
Maintenance capital expenditures	615

Total Consolidated Distributable Cash Flow	$1,370

Coverage Ratio	1.2x